EXHIBIT 21


  21.  Subsidiaries of the Corporation at December 31, 1995:


                            Incorporate in            Percent Owned
Subsidiary                  the State of              by the Corporation
----------                  --------------            ------------------

Beverly National Bank       Massachusetts                  100%

86 Bay Road Realty Trust    Massachusetts                  100%

Cabot Street Realty Trust   Massachusetts                  100%